                                                                   EXHIBIT 10.18


                                            ***TEXT OMITTED AND FILED SEPARATELY
                                                CONFIDENTIAL TREATMENT REQUESTED
                                            UNDER 17 C.F.R. SS.SS. 200.80(B)(4),
                                                           200.83 AND 240.24B-2*


                             JOINT VENTURE AGREEMENT

between

LYNX Therapeutics Inc., 25861 Industrial Boulevard, Hayward, California, 94545, USA (hereinafter referred to as "LYNX")

and

BASF Aktiengesellschaft, 67056 Ludwigshafen, Deutschland
(hereinafter referred to as "BASF")



                                    PREAMBLE

WHEREAS, BASF and LYNX have concluded the "Joint Venture Agreement" of October 23, 1996, as amended by the "First Amendment to Joint Venture Agreement" of October 23, 1998, according to which a joint venture company ("JVC") was established in Heidelberg, Germany under the name "BASF LYNX Bioscience AG" by BASF Biotechnology Holding GmbH, a company wholly owned by BASF ("BASF Holding"), and LYNX Therapeutics GmbH, a company wholly owned by LYNX ("Lynx Holding").

BASF Holding holds 51 percent of the JVC's voting stock and Lynx Holding holds 49 percent of the JVC's voting stock and each of them holds certain preferred shares in the JVC which are destined to be offered to the JVC's employees, members of its Executive Board and Scientific Advisory Board and certain other collaborators.

The JVC conducts certain research and development services for BASF Holding and Lynx Holding on the basis of the "Technology License and Development Agreement" of January 1, 1997 between the JVC on the one hand and BASF Holding and Lynx Holding on the other hand, as amended by the "First Amendment to Technology License and Development Agreement" and the results of such research and development conducted by the JVC under that agreement are owned jointly by BASF Holding and Lynx Holding (the "Old License Agreement"). The exploitation of these results is governed by the "Joint Venture Operating Agreement" between BASF Holding and Lynx Holding of January 1, 1997.

In Article 7 of the Joint Venture Agreement the parties envisaged to merge BASF Holding and

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Lynx Holding into the JVC after [...***...], inter alia with regard to a possible initial public offering ("IPO") of the JVC's shares.

WHEREAS, the parties now intend to make an IPO for the JVC's shares as early as reasonably possible [...***...], the exact timing taking into account the JVC's performance as well as the prevailing stock market conditions for comparable companies.

NOW, THEREFORE, in order to prepare the JVC for and to initiate and complete such an IPO, BASF and LYNX agree as follows:

1.   CHANGE OF THE CORPORATE NAME OF THE JVC

The JVC's corporate name shall be changed from "BASF LYNX Bioscience AG" to a name to be proposed by the JVC's CEO and agreed upon by the parties. BASF shall procure that BASF Holding, and LYNX shall procure that Lynx Holding shall vote for the respective proposal and change of the Articles of Association of the JVC at the next general meeting of JVC's shareholders.

2.   GOVERNANCE OF THE JVC

The Advisory Board of the JVC shall be dissolved with effect as of the end of the next general meeting of the JVC's shareholders.

The Supervisory Board of the JVC shall consist of six members, with effect as of the end of the next general meeting of the JVC's shareholders. BASF shall procure that BASF Holding, and LYNX shall procure that Lynx Holding shall vote for the respective proposal and change of the Articles of Association of the JVC at the next general meeting of the JVC's shareholders.

Each party may propose three members of the Supervisory Board of the JVC, it being understood that the parties shall be in agreement on the nomination of all members prior to their election. BASF shall procure that BASF Holding, and LYNX shall procure that Lynx Holding shall vote for the election of the agreed members at the next general meeting of JVC's shareholders.

______________________
*CONFIDENTIAL TREATMENT REQUESTED

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3.   LICENSES

LYNX shall on the date of execution of this Agreement enter into the Technology License Agreement attached as Annex 1 hereto with the JVC.

4.   JVC SHARES HELD BY EMPLOYEES

The parties agree that the aggregate [...***...] percent of the JVC's share capital destined for the JVC's employees, members of its Executive Board and Scientific Advisory Board and certain other collaborators should be fully distributed to these qualified groups by [...***...] and the parties shall procure that the JVC shall make the required offers as soon as reasonably possible.

5.   INCREASES OF THE SHARE CAPITAL OF THE JVC

     5.1 The share capital of the JVC shall be increased by [...***...] to [...***...], the shares shall be converted into ordinary bearer shares with a nominal value of [...***...] each. BASF shall procure that BASF Holding, and LYNX shall procure that Lynx Holding shall vote for the respective proposal and change of the Articles of Association of the JVC at the next general meeting of JVC's shareholders.

     5.2 BASF shall procure that BASF Holding, and LYNX shall procure that Lynx Holding shall subscribe for shares according to their current shareholding in the JVC.

     5.3 BASF shall procure that BASF Holding pays [...***...] and LYNX shall procure that Lynx Holding pays [...***...] to the JVC into the capital reserve (Kapitalrucklage) on or prior to [...***...]. Upon the subscription by BASF Holding and Lynx Holding to their shares in the increased capital pursuant to
Section 5.1.1 above, such capital reserve shall be converted into equity (Grundkapital) in the nominal amounts subscribed by BASF Holding and Lynx Holding respectively and the remainder shall remain booked as capital reserve (Kapitalrucklage) and is to be used by the JVC for the purpose of providing the funds to the holders of the Employee Shares to subscribe to the increased capital attributable to the Employee Shares.

     5.4 The holders of the Employee Shares shall receive the funds to subscribe to the increased capital as [...***...] loans from the JVC the repayment of which shall be waived

______________________
*CONFIDENTIAL TREATMENT REQUESTED

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by the JVC in fractions of [...***...] % ([...***...]) per full year of employment or function with JVC.

     5.5 The parties shall endeavor to have one or more investor(s) subscribe a further capital increase at a price to be agreed upon between the parties and such investors(s), resulting in a participation of such investor(s) in the order of magnitude of [...***...] percent of the JVC's issued share capital.

6.   MERGER

BASF shall procure that BASF Holding, and LYNX shall procure that Lynx Holding (after spinning off all other activities except its holding of the JVC shares) conclude a merger contract with the JVC in a form to be approved by the parties essentially containing the following provisions:

     a) BASF Holding and Lynx Holding shall be dissolved without liquidation and transfer their entire assets and liabilities to the JVC (Section 2, no. 1 UmwG) with effect as of [...***...].

     b) In return, BASF shall receive the shares in the JVC formerly held by BASF Holding and LYNX shall receive the shares in the JVC formerly held by Lynx Holding.

The parties undertake to approve such contract at the general shareholders' meeting of BASF Holding and Lynx Holding respectively.

BASF shall procure that BASF Holding, and LYNX shall procure that Lynx Holding approve such merger contract at the next general shareholder's meeting of the JVC.

The parties hereby waive the merger report pursuant to Section 8 (3) UmwG and shall procure that BASF Holding and Lynx Holding respectively will do so as well.

The parties hereby waive the merger audit pursuant to Sections 8 (3), 9 (3) UmwG and shall procure that BASF Holding and Lynx Holding respectively will do so as well.

BASF shall procure that BASF Holding, and LYNX shall procure that Lynx Holding, have no assets other than shares in the JVC, cash, receivables or rights from the Old License Agreement and the "Joint Venture Operating Agreement" between BASF Holding and Lynx Holding of January 1, 1997 and no liabilities other than owner's equity.


______________________
*CONFIDENTIAL TREATMENT REQUESTED


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

7.   IPO

The parties agree that they will initiate and agree to a further increase of the JVC's capital to be agreed upon (estimated to be in the order of magnitude of [...***...]) in case of an IPO.

The parties agree that the JVC will take the necessary steps for the preparation of the IPO and make proposals to BASF and LYNX about the

o    business plan of the JV

o    selection of the investment banks as Lead Manager (Bookrunner) of the IPO,

o    syndicate structure (Co-Manager) of the IPO,

o size of offering (number of shares, Greenshoe) and the pricing (bookbuilding range),

o    listing place (stock exchange),

o timetable for the IPO including Investor Relations activities (Road Shows etc.).

The parties agree that the IPO will be composed of newly issued shares but in case of the execution of the "greenshoe option" the parties may provide shares from their portfolios for this purpose only. The parties will assist and give advice to the JVC in the preparation of the IPO.

8.   ENTIRE AGREEMENT

The "Joint Venture Agreement" of October 23, 1996, as amended by the "First Amendment to Joint Venture Agreement" of October 23, 1998 and the "Joint Venture Operating Agreement" between BASF Holding and Lynx Holding of January 1, 1997 shall be terminated upon this Agreement coming into effect.

9.   CONFLICT RESOLUTION

     9.1 In the event that LYNX and BASF cannot reach agreement on any matter pursuant to this Agreement, the matter will be referred to further review, discussion and resolution between a senior officer of each BASF and LYNX (the "Decision-Makers"). The Decision-Makers will attempt in good faith to resolve the matter in dispute for a period of thirty (30) days. If no successful resolution of the dispute has been mutually agreed to,


______________________
*CONFIDENTIAL TREATMENT REQUESTED
the dispute will be settled according to the arbitration procedures of Sections
9.2 and 9.3 of this Agreement.

     9.2 Any controversy arising which cannot be resolved pursuant to Section
10.1 of this Agreement will be submitted to arbitration pursuant to the Arbitration Rules of the Deutsche Institution fur Schiedsgerichtsbarkeit e.V., then in effect, by three arbitrators knowledgeable as to pharmaceutical industry standards. The place of arbitration shall be Heidelberg, Germany. The arbitrators will be appointed by mutual agreement of the Decision-Makers within thirty (30) days of the filing of an arbitration claim. In the event the Decision-Makers fail to mutually agree to the arbitrators, three qualified arbitrators will be appointed by the Deutsche Institution fur Schiedsgerichtsbarkeit. The arbitrators will be instructed to consider, in making any determination, the customary practices in the biotechnology and pharmaceutical industry to the extent such practices exist. The language of the arbitration shall be English.

     9.3 The arbitrators will be instructed to issue detailed written findings of fact and law. The arbitrators will be authorized to provided for interim and final injunctive relief and the parties acknowledge and agree that such arbitration will be the sole forum for such interim and final injunctive relief. The arbitrators will have the right but not the obligation to award to the prevailing party the cost of resolving any dispute regarding this Agreement or the formation, breach, enforcement or performance hereof, including any reasonable fees of attorneys, accountants and expert witnesses incurred by the prevailing party. Punitive damages will not be recoverable in any arbitration initiated pursuant to this Agreement. Judgement upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

10. EFFECTIVE DATE

This Agreement shall become effective by being signed by both parties (the "Effective Date").

11. MISCELLANEOUS

     11.1 Any amendment, modification or supplement to this Agreement or its Annexes shall be void unless it is made by written documents duly signed by the parties.

     11.2 In the event that any of the provisions of this Agreement or its Annexes are invalid because they are inconsistent with the applicable laws this shall in no manner affect the validity of the other provisions of this Agreement or its Annexes. The parties hereto shall be obliged to replace such invalid provisions by new provisions having similar economic effects.




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

     11.3 This Agreement and any rights and obligations hereunder shall not be assigned either whole or in part by either party hereto without the prior written approval of the other party which shall not be unreasonably withheld.

     11.4 This Agreement shall be governed by, and construed in accordance with the laws of the Federal Republic of Germany.

     11.5 Each party shall pay its own legal, accounting and other expenses incident to the preparation, negotiation and execution of this Agreement and the consummation of its obligations hereunder.


Ludwigshafen, dated as of this June 29, 2001    Hayward, dated as of this June 28, 2001

BASF AKTIENGESELLSCHAFT                         LYNX THERAPEUTICS INC.

By: /s/ Joachim Scholz                          By: /s/ Edward C. Albini
    ----------------------------------------        -----------------------------------
Name: Joachim Scholz                            Name: Edward C. Albini
      --------------------------------------          ---------------------------------
Title: Director, Legal                          Title: Chief Financial Officer
      --------------------------------------           --------------------------------


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